Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 7, 2015		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Third Quarter Net Sales Jump 39%

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2015.

Sales for the third quarter were $6,001,556 compared to $4,300,373 for the same three month period one year ago, a 39.6% increase. The three month net income was $57,218, compared to a net loss of $25,121 for the third quarter last year. Diluted income per common share for the quarter was $0.01 compared with diluted loss per common share of $0.00 for the same three month period one year ago.

"We experienced increased sales in our domestic markets of approximately $1,613,000 or 66% and an increase of approximately $90,000 or 5% in the export markets. It was nice to see increases in both areas and to finally see the export markets start to show renewed life," Michael J. Koss, President and CEO, told employees here today.

Sales for the nine months ended March 31, 2015 increased by 4.9% to $18,511,192 compared with $17,648,927 for the same nine month period a year ago. Nine month net income was $127,806 compared to a net loss of $3,398,560 for the same nine months last year. Diluted income per common share was $0.02 compared with diluted loss per common share of $0.46 for the same nine month period a year ago.

"We are pleased to see a year-to-date sales increase compared to last year. Coupled with our cost reduction efforts, this has helped us record a tremendous improvement in Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from operations," Koss continued. Koss also noted that EBITDA from operations, which excludes unauthorized transaction related costs and recoveries as well as stock-based compensation expense and impairment charges, was $381,436 for the current quarter, compared to a loss of $941,376 for the same quarter last year. For the nine months ended March 31, 2015, EBITDA from operations increased $2,419,987 on a net sales increase of $862,265 for the same nine month period last year.*

* EBITDA from operations is a non-GAAP financial measure for which reconciliation is provided along with the financial statements accompanying this release.
…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2015	2014	2015	2014
Net sales	$6,001,556	$4,300,373	$18,511,192	$17,648,927
Cost of goods sold	3,886,443	3,206,738	12,143,055	12,145,820
Impairment of capitalized software, inventory and related items	—	—	—	4,535,747
Gross profit	2,115,113	1,093,635	6,368,137	967,360

Operating expenses:
Selling, general and administrative expenses	1,998,231	2,354,337	6,006,970	8,100,477
Unauthorized transaction related costs and (recoveries), net	1,078	(231,162)	78,570	(827,707)
Total operating expenses	1,999,309	2,123,175	6,085,540	7,272,770

Income (loss) from operations	115,804	(1,029,540)	282,597	(6,305,410)

Other expense (income):
Interest expense (income)	—	(65,536)	12,813	(49,737)

Income (loss) before income tax provision (benefit)	115,804	(964,004)	269,784	(6,255,673)

Income tax provision (benefit)	58,586	(938,883)	141,978	(2,857,113)

Net income (loss)	$57,218	$(25,121)	$127,806	$(3,398,560)

Income (loss) per common share:
Basic	$0.01	$—	$0.02	$(0.46)
Diluted	$0.01	$—	$0.02	$(0.46)

Dividends declared per common share	$—	$0.06	$—	$0.18

Exhibit 99.1

KOSS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA FROM OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2015	2014	2015	2014
Net income (loss)	$57,218	$(25,121)	$127,806	$(3,398,560)
Interest expense (income)	—	(65,536)	12,813	(49,737)
Income tax provision (benefit)	58,586	(938,883)	141,978	(2,857,113)
Unauthorized transaction related costs and (recoveries), net	1,078	(231,162)	78,570	(827,707)
Depreciation of equipment and leasehold improvements	108,544	146,849	437,344	569,027
Amortization of product software development expenditures	—	—	—	364,539
Impairment of capitalized software, inventory and related items	—	—	—	4,535,747
Stock-based compensation expense	156,010	172,477	474,501	516,829
EBITDA from operations	$381,436	$(941,376)	$1,273,012	$(1,146,975)

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